EXHIBIT 99.1

Diodes Incorporated Reports First Quarter 2017 Financial Results

Significant Gross Margin Improvement on First Quarter Revenue Growth; Second Quarter Revenue and Margin Expected to Accelerate

Plano, Texas – May 9, 2017 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

•	Revenue was $236.3 million, an increase of 1.8 percent from the $232.1 million in the fourth quarter 2016 and an increase of 6.1 percent from $222.7 million in first quarter 2016;
•

GAAP gross profit was $73.9 million, including $0.5 million related to KFAB closure accruals, and non-GAAP gross profit was $74.4 million, excluding the accrual. This compares to GAAP gross profit of $67.3 million in the fourth quarter 2016 and $64.2 million in first quarter 2016;

•

GAAP gross profit margin was 31.3 percent, and non-GAAP gross profit margin was 31.5 percent. This compares to GAAP gross profit margin of 29.0 percent in fourth quarter 2016 and 28.8 percent in first quarter 2016;

•

GAAP net income was $1.2 million, or $0.02 per diluted share, which included approximately $3.9 million of non-cash acquisition-related intangible asset amortization costs and $1.8 million of restructuring cost related to KFAB closure accruals, compared to GAAP net income of $1.3 million, or $0.03 per diluted share in fourth quarter 2016 and GAAP net loss of $1.7 million, or ($0.04)  per share, in first quarter 2016;

•

Non-GAAP adjusted net income was $7.0 million, or $0.14 per diluted share, compared to $7.7 million, or $0.15 per diluted share, in fourth quarter 2016 and $5.9 million, or $0.12  per diluted share, in first quarter 2016;

•	Excluding $2.7 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and
•

Achieved $45.6 million of cash flow from operations, and $26.5 million free cash flow, including $19.1 million of capital expenditures. Net cash flow was $17.3 million, which includes the pay down of $11.0 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“Revenue in the quarter was at the high end of guidance, increasing almost 2 percent sequentially as compared to typical seasonality of down 5 to 10 percent. Sales in Europe were particularly strong with a resurgence in revenue from the industrial market, combined with strengthening demand in North America. Additionally, our automotive revenue continued to grow from the record level achieved last year, resulting in growth of almost 25 percent over the prior year quarter.

“Also notable in the quarter, gross margin exceeded our guidance and surpassed 31 percent. The improvement was due to increased loading at our manufacturing facilities as a result of the stronger business environment as well as better pricing, in particular for analog products acquired from Pericom. Our KFAB facility is up and running with stabilized monthly output attained in March. When combined with lower SG&A and R&D expenses as a percentage of revenue, we delivered GAAP profitability of $0.02, despite the KFAB closure accruals. Excluding the accruals, non-GAAP earnings per share was $0.14. Further, our strong cash generation enabled us to pay down an additional $11 million in long-term debt.

“As we look to the second quarter, our business as well as the overall market are showing signs of continued strength, resulting in our expectation of 10 percent sequential growth and 33 percent non-GAAP gross margin at the mid-point. With a broadened product portfolio and an expanded sales channel following our integration of Pericom, we are well positioned to fully capitalize on these improving market conditions.”

First Quarter 2017

Revenue for first quarter 2017 was $236.3 million, an increase of 1.8 percent from the $232.1 million in fourth quarter 2016 and an increase of 6.1 percent from the $222.7 million in first quarter 2016. Revenue in the quarter increased sequentially reflecting better than expected seasonality due primarily to strength in Europe and North America.

GAAP gross profit for first quarter 2017 was $73.9 million, or 31.3 percent of revenue, including approximately $0.5 million related to KFAB closure accruals. Non-GAAP gross profit, excluding the accrual, was $74.4 million, or 31.5 percent of revenue.  GAAP gross profit in the fourth quarter 2016 was $67.3 million, or 29.0 percent of revenue, and in the first quarter 2016 was $64.2 million, or 28.8 percent of revenue.  The increase in gross profit margin was due primarily to improved utilization and pricing.

GAAP operating expenses for first quarter 2017 were $64.6 million, or 27.3 percent of revenue, and $57.3 million, or 24.2 percent of revenue, on a non-GAAP basis, which excludes $4.8 million of amortization of acquisition-related intangible asset expenses, $2.3 million of KFAB restructuring charges and $0.2 million of retention costs. GAAP operating expenses in the fourth quarter 2016 were $61.9 million, or 26.7 percent of revenue, and $56.5 million or 24.3 percent of revenue, on a non-GAAP basis.

First quarter 2017 GAAP net income was $1.2 million, or $0.02 per diluted share, compared to $1.3 million, or $0.03 per diluted share, in fourth quarter 2016, and a net loss of $1.7 million, or ($0.04) per share, in first quarter 2016.

First quarter 2017 non-GAAP adjusted net income was $7.0 million, or $0.14 per diluted share, which excluded, net of tax, $3.9 million of non-cash acquisition-related intangible asset amortization costs and $1.8 million of restructuring costs related to KFAB closure accruals. This compares to non-GAAP adjusted net income of $7.7 million, or $0.15 per diluted share, in fourth quarter 2016 and $5.9 million, or $0.12 per diluted share, in first quarter 2016.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		March 31, 2017
GAAP net income		$1,217

GAAP diluted earnings per share		$0.02

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,623

Retention costs	126

Amortization of acquisition-related intangible assets	2,497

Others		1,354

Amortization of acquisition-related intangible assets	1,354

KFAB - Restructuring	1,837	1,837

Non-GAAP net income		$7,031

Non-GAAP diluted earnings per share		$0.14

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2017 GAAP net income and non-GAAP adjusted net income was approximately $2.7 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP EPS and non-GAAP adjusted EPS would have increased by $0.05 per share for first quarter 2017, $0.02 for fourth quarter 2016 and $0.06 for first quarter 2016.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for first quarter 2017, was $28.6 million, compared to $29.2 million for fourth quarter 2016 and $24.9 million for first quarter 2016.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2017, net cash provided by operating activities was $45.6 million. Net cash flow was $17.3 million, including the $11.0 million debt pay down. Free cash flow was $26.5 million, which includes $19.1 million of capital expenditures.

Balance Sheet

As of March 31, 2017, the Company had approximately $298 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $400 million, and working capital was approximately $551 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2017.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2017, we expect continued growth in revenue with further improvement in gross margin and profitability. More specifically, revenue is expected to grow to a range between $250 million and $270 million, or up 5.8 to 14.3 percent sequentially. We expect GAAP gross margin to be 32.5 percent, plus or minus 1 percent, including approximately $1 million KFAB closure-related accruals. Excluding these accruals, we expect non-GAAP gross margin to be approximately 33 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs, retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 22.3 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $3.3 million, and our income tax rate to be 26.5 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 50 million. Please note that purchase accounting adjustments for Pericom and previous acquisitions of $3.8 million after tax and KFAB closure accruals of $0.8 million after tax are not included in these non-GAAP estimates.”

Conference Call

Diodes will host a conference call on Tuesday, May 9, 2017 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2017 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 4412145. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 16, 2017 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 4412145. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the Company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains and increase in gross profits in 2017 and beyond; that for the second quarter of 2017, we expect revenue to range between $250 million and $270 million, or up 5.8 to 14.3 percent sequentially, that we expect gross margin to be 32.5 percent, plus or minus 1 percent, including approximately $1 million of KFAB closure-related accruals; that non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs, retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 22.3 percent of revenue, plus or minus 1 percent; that we expect interest expense to be approximately $3.3 million.. Our income tax rate is expected to be 26.5 percent, plus or minus 3 percent; that shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 50 million.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand that may render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
NET SALES	$236,303	$222,738

COST OF GOODS SOLD	162,392	158,518

Gross profit	73,911	64,220

OPERATING EXPENSES
Selling, general and administrative	39,690	39,454
Research and development	18,040	18,149
Amortization of acquisition-related intangible assets	4,758	5,131
Restructuring	2,231	-
Others	(165)	31
Total operating expenses	64,554	62,765

Income from operations	9,357	1,455

OTHER INCOME (EXPENSES)
Interest income	295	456
Interest expense	(3,485)	(2,512)
Currency net	(3,794)	(1,279)
Other	(271)	(157)
Total other expenses	(7,255)	(3,492)

Income (Loss) before income taxes and noncontrolling interest	2,102	(2,037)

INCOME TAX PROVISION (BENEFIT)	560	(552)

NET INCOME (LOSS)	1,542	(1,485)

Less: NET INCOME attributable to noncontrolling interest	(325)	(248)

NET INCOME (LOSS) attributable to common stockholders	$1,217	$(1,733)

EARNINGS (LOSS) PER SHARE attributable to common stockholders
Basic	$0.03	$(0.04)
Diluted	$0.02	$(0.04)

Number of shares used in computation
Basic	48,316	48,288
Diluted	49,663	48,288

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$1,217

Earnings per share (Per-GAAP)
Diluted				$0.02

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,623

Retention costs		194	(68)

Amortization of acquisition-related intangible assets		3,045	(548)

Others				1,354

Amortization of acquisition-related intangible assets		1,713	(359)

KFAB - Restructuring	490	2,336	(989)	1,837

Non-GAAP				$7,031

Diluted shares used in computing earnings per share				49,663

Non-GAAP earnings per share
Diluted				$0.14

Note:  Included in GAAP and non-GAAP net (loss) income was approximately $2.7 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2016:

	COGS	Operating Expenses	Income Tax Provision	Net (Loss) Income

Per-GAAP				$(1,733)

Loss per share (Per-GAAP)				$(0.04)

Adjustments to reconcile net income to Non-GAAP net income:

M&A Activities

Pericom				6,174

Inventory adjustment	3,060		(153)

Transaction costs		465	(163)

Retention costs		396	(139)

Amortization of acquisition related intangible assets		3,302	(594)

Others				1,450

Amortization of acquisition related intangible assets		1,829	(379)

Non-GAAP				$5,891

'Diluted shares used in computing earnings per share				49,195

Non-GAAP earnings per share
Diluted				$0.12

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Inventory adjustments– The Company adjusted the inventory acquired in the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the effort to complete and sell the work–in-progress inventory.  This non-cash fair value adjustment to inventory is not recurring in nature; however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Transaction costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed in the fourth quarter of 2016 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of this item provides investors with an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded costs related to employee retention in connection with the Pericom acquisition. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2017 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the first quarter of 2017, FCF was $26.5 million ($45.6 million less $19.1 million).  FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2017	2016

Net income (per-GAAP)	$1,217	$(1,733)
Plus:
Interest expense, net	3,190	2,056
Income tax provision	560	(552)
Depreciation and amortization	23,664	25,079
EBITDA (non-GAAP)	$28,631	$24,850

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(unaudited)	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$265,119	$247,802
Short-term investments	32,524	29,842
Accounts receivable, net	204,972	217,217
Inventories	191,301	193,483
Prepaid expenses and other	45,333	44,438
Total current assets	739,249	732,782

PROPERTY, PLANT AND EQUIPMENT, net	405,247	401,988

DEFERRED INCOME TAXES	61,559	56,047

OTHER ASSETS
Goodwill	131,059	129,412
Intangible assets, net	170,180	174,876
Other	33,711	33,447
Total assets	$1,541,005	$1,528,552

CURRENT LIABILITIES
Accounts payable	$90,780	$87,600
Accrued liabilities	74,866	71,562
Income tax payable	6,282	11,855
Current portion of long-term debt	15,938	14,356
Total current liabilities	187,866	185,373

LONG-TERM DEBT, net of current portion	400,493	413,126
DEFERRED TAX LIABILITIES - non current	28,225	28,213
OTHER LONG-TERM LIABILITIES	80,242	81,373
Total liabilities	696,826	708,085

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,348,953 and 48,219,376, issued and outstanding at March 31, 2017 and December 31, 2016, respectively	33,006	32,919
Additional paid-in capital	361,390	354,574
Retained earnings	535,708	530,215
Treasury stock, at cost, 1,157,206 shares held at March 31, 2017 and December 31,2016	(29,023)	(29,023)
Accumulated other comprehensive loss	(101,841)	(112,666)
Total Diodes Incorporated stockholders' equity	799,240	776,019
Noncontrolling interest	44,939	44,448
Total equity	844,179	820,467
Total liabilities and equity	$1,541,005	$1,528,552